Exhibit 99.1

Myrexis, Inc. Wayne Laslie Chief Operating Officer 801-214-7822 investor.relations@myrexis.com

The Ruth Group

Stephanie Carrington/Joshua Drumm, PhD (investors)

(646) 536-7017/(646) 536-7006

scarrington@theruthgroup.com/ jdrumm@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

Myrexis Board of Directors Appoints Robert Lollini CEO

Appoints VP of Finance and Human Resources Andrea Kendell as CFO

Salt Lake City, (September 8, 2011)— Myrexis, Inc., (Nasdaq: MYRX) today announced that its Board of Directors has appointed current interim President and Chief Executive Officer (CEO) and Chief Financial Officer (CFO) Robert Lollini as its CEO, effective immediately. Mr. Lollini was also appointed as a member of the Board.

The Board’s appointment of Mr. Lollini reflects Myrexis’ strategy to ensure its corporate and scientific visions are in alignment. Gerald P. Belle, Chairman of the Myrexis Board of Directors, states, “We are delighted to have Robert Lollini step fully into the CEO position and to join us as a member of our Board. Bob brings to Myrexis tremendous knowledge and experience in running successful companies and is uniquely qualified to lead Myrexis, having been with us since before our transition to an independent public company in July 2009.”

Mr. Lollini joined Myrexis in February 2009 as Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Lollini held several executive management positions with Iomed, Inc., an AMEX-traded international drug delivery company, which was acquired in May of 2007, where he served as President and Chief Executive Officer and a director from November 2002 to August 2007, Chief Operating Officer from October 2001 to November 2002 and as Executive Vice President, Finance, Chief Financial Officer and Secretary from January 1993 to October 2001. Between 1989 and 1992, Mr. Lollini worked for R.P. Scherer Corporation, as Vice President, Finance, Chief Financial Officer and Secretary, and between 1981 and 1988, as its Corporate Controller and Chief Accounting Officer and in various other management capacities. Between 1978 and 1981, Mr. Lollini was with the accounting firm of Arthur Andersen & Co. Mr. Lollini is a Certified Public Accountant and received a Bachelor of Arts degree in Accounting from Michigan State University and an MBA in Finance/Economics from the University of Detroit.

The Board of Directors also approved the appointment of Andrea Kendell as the Company’s Chief Financial Officer (CFO), also effective immediately. Ms. Kendell has served as Vice President, Finance and Human Resources of Myrexis, Inc. since June 2010. She joined the Company in May 2009 as Corporate Controller. Prior to joining Myrexis, Ms. Kendell held senior management positions with Moog Medical Devices Group, formerly ZEVEX, Inc., a publicly traded international medical device manufacturing company, including serving as Corporate Controller and as Group Financial Manager. She received a B.A. in Accounting and a M.A. in Accounting from Westminster College, Salt Lake City, Utah

Mr. Belle continued, “We look forward to working with Andrea in her new role. She has clearly demonstrated the right experience and skills and we expect a seamless transition, given her previous role as Myrexis’ VP of Finance.”

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on the development of small molecule compounds with novel chemical structures and distinct mechanisms of action. The Company has generated a strong pipeline of differentiated product candidates in oncology and autoimmune diseases. Myrexis is focused on maximizing the therapeutic and commercial value of these molecules by developing potential first-in-class and/or best-in-class treatment options for patients with unmet needs.

Additional information about Myrexis is available through its corporate website, www.myrexis.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2010, which was filed with the Securities and Exchange Commission on September 13, 2010, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.